EXHIBIT 15

Allstate Life Insurance Company

3100 Sanders Road

Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the periods ended June 30, 2012 and 2011, as indicated in our report dated August 6, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-150286	333-102934
333-150577	333-114560
333-150583	333-114561
333-177476	333-114562
333-177477	333-121687
333-177478	333-121691
333-177479	333-121692
333-177480	333-121693
333-177481	333-121695
333-177666
333-177671
333-177672
333-177673
333-177675
333-178570

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 6, 2012

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